MARINEMAX PROMOTES EXECUTIVE
~Promotes Brett McGill to President and COO~

CLEARWATER, FL, October 2, 2017 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat and yacht retailer, today announced that the Company’s Board of Directors has promoted Brett McGill to President and Chief Operating Officer, effective October 1, 2017.

Mr. McGill has served as MarineMax’s Chief Operating Officer since October 1, 2016 after serving as Executive Vice President Operations since October 2015 and Executive Vice President of West Operations since May 2012. Prior to these roles, Mr. McGill served as one of the Company’s Regional Presidents from May 2006 to 2012. Mr. McGill launched his career with MarineMax in 1998 and held positions which included Director of Information Services, as well as Vice President of Information Technology, Service and Parts.

“Brett McGill’s promotion to President and Chief Operating Officer is in recognition of his contributions that have made MarineMax the industry leader that it is today,” stated, Joe Watters, Board Member and Nomination and Corporate Governance Committee Chairman. “Brett’s passion for the industry, his specific skillsets and his ability to build successful teams have been evident throughout his career. He has a close relationship with the MarineMax customer and he has done an outstanding job in overseeing the management of our stores and operations. Brett’s information technology roots have assisted the Company to stay on the leading edge in an ever-evolving digital world. As a Board, we are confident that his experience, leadership skills and knowledge will serve MarineMax well as he assumes his increased responsibilities as President.”

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Azimut Yachts, Ocean Alexander, Galeon, Grady-White, Harris, Crest, Scout, Sailfish, Sea Pro, Scarab Jet Boats, Aquila, and Nautique, MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 56 retail locations in Alabama, California, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands.  MarineMax is a New York Stock Exchange-listed company.  For more information, please visit www.marinemax.com.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include Mr. McGill’s experience, leadership skills and knowledge serving him and the Company well as he assumes his increased responsibilities as President. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, general economic conditions and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, and numerous other factors identified in the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. Abbey Heimensen Public Relations 727.531.1700	Brad Cohen — Investor Relations Integrated Corporate Relations, Inc. 203.682.8211 Susan Hartzell – Media Contact Integrated Corporate Relations, Inc. 203.682.8238